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                                                                  EXHIBIT 11.1




             Statement Regarding Computation of Per Share Earnings

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
                                                                                           For the nine months
                                                 For the year ended December 31,           ended September 30,
                                              ---------------------------------------   ------------------------
                                                 1995          1996          1997          1997          1998
                                              ----------    ----------    -----------   ----------    ----------
                                                                                              (unaudited)

Net Income (in thousands)..................   $    2,524    $    5,080    $     7,652    $     6,199    $     9,460
Shares used in computation:
     Weighted average common shares
      outstanding used in computation of
      net income per common share..........    7,352,189     9,682,851      9,793,140      9,791,212      9,849,602
     Dilutive effect of redeemable
      convertible preferred stock..........    1,676,420        39,200         19,600         19,600         19,600
     Dilutive effect of common stock
      options..............................      419,598        48,562        112,589        194,216        162,772
                                              ----------    ----------    -----------    -----------    -----------
Shares used in computation of net income
     per common share -- assuming
     dilution..............................    9,448,206     9,770,613      9,925,329     10,005,028     10,031,974
                                              ==========    ==========    ===========    ===========    ===========
Net income per common share................   $     0.34    $     0.52    $      0.78    $      0.63    $      0.96
                                              ==========    ==========    ===========    ===========    ===========
Net income per common share --
     assuming dilution.....................   $     0.27    $     0.52    $      0.76    $      0.62    $      0.94
                                              ==========    ==========    ===========    ===========    ===========

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